                                                                     EXHIBIT 5.1
                                  July 26, 2001

MicroTel International, Inc.
9485 Haven Avenue, Suite 100
Rancho Cucamonga, CA  91730

         Re:      Registration Statement on Form S-1 re
                  1,750,000 Shares of Common Stock (Registration No. 333-63024)
                  -------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to MicroTel International, Inc., a Delaware corporation (the "Company"), in connection with the pre-effective amendment of a registration statement on Form S-1 to which this opinion is an exhibit (the "Registration Statement"). The Registration Statement covers the offer and sale by the persons and entities named in the Registration Statement (the "Selling Security Holders") of up to an aggregate of 1,750,000 shares of the Company's common stock, par value $0.0033 per share (the "Shares"), comprising the following:

         (a) 1,500,000 Shares (the "Conversion Shares") that are or that will become issuable upon conversion of shares of Series B Preferred Stock as described in the Registration Statement; and

         (b) 250,000 Shares (the "Warrant Shares") that are issuable upon exercise of common stock purchase warrants that were issued in conjunction with the shares of Series B Preferred Stock (the "Warrants") as described in the Registration Statement.

         We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copied documents. We have also assumed that the Conversion Shares and the Warrant Shares will be evidenced by appropriate certificates that have been properly executed and delivered.

         Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. The Warrant Shares have been duly authorized and reserved and, when issued upon exercise of each of the Warrants in accordance with their respective terms, including payment of the applicable exercise price, will be validly issued, fully paid and non-assessable.

         2. The Conversion Shares have been duly authorized and reserved and, when issued upon conversion of the shares of Series B Preferred Stock in accordance with the terms of the certificate of designations that governs the Series B Preferred Stock, including payment of the applicable conversion price, will be validly issued, fully paid and non-assessable.

         You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the General Corporation Law of the State of Delaware ("DGCL"), including the statutory provisions of the DGCL, all applicable provisions of the Constitution of the State of Delaware and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

         We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                            Very truly yours,

                                            /S/ RUTAN & TUCKER, LLP